Exhibit 99.1

VSB Bancorp, Inc.
Second Quarter 2010 Results of Operations

Contact Name:
Ralph M. Branca
President & CEO
(718) 979-1100

Staten Island, N. Y. —July 14, 2010. VSB Bancorp, Inc. (NASDAQ GM: VSBN) reported net income of $462,376 for the second quarter of 2010, relatively stable compared with the second quarter of 2009. The following unaudited figures were released today. Pre-tax income was $852,349 in the second quarter of 2010, compared to $853,041 for the second quarter of 2009. Net income for the quarter was $462,376, or basic income of $0.26 per common share, compared to a net income of $459,297, or $0.26 basic income per common share, for the quarter ended June 30, 2009.

The modest $3,079 increase in net income for the second quarter of 2010 was due to a decrease in the provision for loan loss of $80,000, an increase in net interest income of $13,887, an increase in non-interest income of $6,428, and a decrease in income tax expense of $3,771. These were partially offset by an increase in non-interest expense of $101,007. Although the provision for loan loss declined, our allowance for loan losses represented 1.57% of total loans at June 30, 2010, compared to 1.35% at December 31, 2009 and 1.34% at June 30, 2009.

The $13,887 increase in net interest income for the second quarter of 2010 occurred primarily because our cost of funds decreased by $68,530, while our interest income decreased by $54,643. The decline in interest income resulted from a $190,635 decrease in income from investment securities, due to a 40 basis point decrease in yield, coupled with a $6.8 million decrease in average balance between the periods. The decrease in interest income from investment securities was partially offset by a $128,002 increase in interest income from loans. The increase in interest income on loans was due to an $8.2 million increase in the average balance of loans and a 4 basis point increase in yield from the second quarter of 2009 to the second quarter of 2010. Our non-performing loans increased by $4.4 million from year end 2009, hampering the increase in our loan yield. We have entered into modified repayment arrangements with two borrowers whose loans comprise 76% of our non-performing loan balance and those borrowers are paying in accordance with the modified arrangements.

Interest income from other interest earning assets (principally overnight investments) increased by $7,990 due to a $14.8 million increase in average balance and a 4 basis point increase in yield. Overall, average interest-earning assets increased by $16.2 million from the second quarter of 2009 to the second quarter of 2010.

The most significant component of the decrease in interest expense was a $72,872 decrease in interest on time deposits as the average cost declined by 51 basis points due to a continuation of low market interest rates, which have allowed us to renew or replace maturing time deposits at lower costs. Average demand deposits, an interest free source of funds for us to invest, increased by $4.5 million from the second quarter of 2009, representing approximately 32% of average total deposits for the second quarter of 2010. Average interest-bearing deposits increased by $14.0 million, resulting in an overall $18.4 million increase in average total deposits from the second quarter of 2009 to the second quarter of 2010.

The average yield on our interest-earning assets declined by 38 basis points, and our average cost of funds declined by 28 basis points. The reduction in the yield on assets was principally due to the 40 basis point drop in the yield on investment securities, as new securities were purchased at market rates significantly below the rates on securities repaid or matured. The decline in the cost of funds was driven principally by the 51 basis point drop in the cost of time deposits. Our interest rate margin decreased by 22 basis points from 4.21% to 3.99% when comparing the second quarter of 2010 to the same quarter in 2009, while our interest rate spread decreased by 10 basis points from 3.82% to 3.72%. These declines resulted when we were required to reinvest the proceeds from payments on investment securities at lower rates because of the dramatic decline in market interest rates. In addition, our lowest yielding assets, overnight investments, were a larger percentage of the earning asset mix in 2010. The margin decreased more than the spread because it reflects the effect of non-interest bearing funding sources such as checking accounts and capital, which are less valuable in lower interest rate environments because they fund interest-earning assets with lower average yields. The interest rate floors on our loans have helped to stabilize interest income from the loan portfolio, but these floors also have the effect of limiting increases in our income as market rates increase until the prime rate rises above 6%. Non-interest income increased by $6,428 to $621,511 in the second quarter of 2010 compared to the same quarter in 2009.

Comparing the second quarter of 2010 with the same quarter in 2009, non-interest expense increased by $101,007, totaling $2.1 million for the second quarter of 2010. Non-interest expense increased for various business reasons including new hires, higher employee benefit costs and increased salary due to normal raises, a $23,082 increase in other non-interest expenses due to expenses related to a loan that was in the process of foreclosure and a $27,413 increase in legal expenses because of increased collection costs in the second quarter of 2010.

For the first six months of 2010, pre-tax income increased to $1,649,057 compared to $1,545,865 for the first six months of 2009, an increase of $103,192, or 6.7%. Net income for the six months ended June 30, 2010 was $894,598, or basic net income of $0.51 per common share, as compared to a net income of $832,348, or basic net income of $0.46 per common share, for the six months ended June 30, 2009. The $62,250 growth in net income for the six months ended June 30, 2010 was attributable principally to a $265,000 reduction in the provision for loan losses, partially offset by $151,920 increase in non-interest expenses. The increase in non-interest expense of $151,920, was due primarily to an $130,530 increase in salaries and benefits as a result of new hires, higher employee benefit costs and increased salary due to normal raises, a $42,285 increase in legal expenses due to higher collection costs and a $22,000 increase in FDIC and NYSBD assessments. Income tax expense increased $40,942 due to the $103,192 increase in pre-tax income. The net interest margin decreased by 28 basis points from the six months ended June 30, 2010 to 4.04% from 4.32%, in the same period in 2009. Average interest earning assets, for the six months ending June 30, 2010, increased by $17,506,394, or 8.2%, from the same period in 2009.

Total assets increased to $254.0 million at June 30, 2010, an increase of $17.0 million, or 7.2%, from December 31, 2009. The significant components of this increase were a $21.8 million increase in cash and other liquid assets, partially offset by a $1.5 million decrease in loans, net and a $2.6 million decline in investment securities. Total deposits, including escrow deposits, increased to $226.1 million, an increase of $15.1 million, or 7.2%. We had increases of $10.7 million in NOW accounts, $1.8 million increase in demand and checking deposits, $1.2 million in time and jumbo time deposits, $1.0 million in savings deposits, and a $413,890 increase in money market deposits from year end 2009. The Bancorp’s Tier 1 capital ratio was 9.88% at June 30, 2010.

Raffaele (Ralph) M. Branca, VSB Bancorp, Inc.’s President and CEO, stated, “The second quarter of 2010 has benefited from the improvement in our asset quality as we were able to reduce the provision for loan loss by $80,000 as compared to the second quarter of 2009. We also increased our deposit base by $13.4 million from the end of the first quarter of 2010. The economy has shown recent signs of retraction, which will continue to put pressure on our earnings. Interest rates remain near historic lows, but when they begin to rise, we expect to face additional net interest income pressure as our prime based loan portfolio will behave as a fixed rate portfolio until the prime rate exceeds 6%.” Joseph J. LiBassi, VSB Bancorp, Inc.’s Chairman, stated, “We continue to focus on working more effectively so we can restrain the growth of our expenses. We have generated stable earnings and increased our capital base, allowing us to pay our eleventh consecutive dividend to our stockholders. Our ROA of 0.76% and our ROE of 7.19% for the second quarter of 2010 compares favorably to our peers. Our continued focus on delivering the highest quality personal service to the professionals and business owners on Staten Island is a prominent factor in our ability to grow.”

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, which commenced operations on November 17, 1997. The Bank’s initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp’s total equity has increased to $25.9 million primarily through the retention of earnings. The Bank operates five full service locations in Staten Island: the main office in Great Kills, and branches on Forest Avenue (West Brighton), Hyatt Street (St. George), Hylan Boulevard (Dongan Hills) and on Bay Street (Rosebank).

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, weaknesses of other financial institutions, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as “will result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions, and other terms used to describe future events, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA’s safe harbor provisions.

VSB Bancorp, Inc.
Consolidated Statements of Financial Condition
June 30, 2010
(unaudited)

	June 30, 2010	December 31, 2009
Assets:
Cash and cash equivalents	$61,468,856	$39,716,919
Investment securities, available for sale	111,340,569	113,912,404
Loans receivable	77,320,496	78,834,156
Allowance for loan loss	(1,214,187)	(1,063,454)
Loans receivable, net	76,106,309	77,770,702
Bank premises and equipment, net	2,950,568	3,204,063
Accrued interest receivable	619,331	722,228
Other assets	1,477,037	1,673,556
Total assets	$253,962,670	$236,999,872

Liabilities and stockholders’ equity:

Liabilities:
Deposits:
Demand and checking	$72,206,755	$70,372,448
NOW	43,177,680	32,501,930
Money market	28,538,205	28,124,315
Savings	16,021,836	15,001,936
Time	65,874,672	64,669,128
Total Deposits	225,819,148	210,669,757
Escrow deposits	261,369	316,329
Accounts payable and accrued expenses	1,960,286	1,529,837
Total liabilities	228,040,803	212,515,923

Stockholders’ equity:
Common stock, ($.0001 par value, 3,000,000 shares authorized, 1,989,509 issued, 1,840,700 outstanding at June 30, 2010 and 1,945,134 issued, 1,762,191 outstanding at December 31, 2009)	199	195
Additional paid in capital	9,204,682	9,317,719
Retained earnings	16,794,676	16,112,741
Treasury stock, at cost (148,809 shares at June 30, 2010 and 182,943 at December 31, 2009)	(1,461,009)	(1,840,249)
Unearned ESOP shares	(648,133)	(732,672)
Accumulated other comprehensive gain, net of taxes of $1,713,160 and $1,371,416, respectively	2,031,452	1,626,215

Total stockholders’ equity	25,921,867	24,483,949

Total liabilities and stockholders’ equity	$253,962,670	$236,999,872

VSB Bancorp, Inc.
Consolidated Statements of Operations
June 30, 2010
(unaudited)

	Three months ended	Three months ended	Six months ended	Six months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Interest and dividend income:
Loans receivable	$1,451,191	$1,323,189	$2,841,487	$2,653,895
Investment securities	1,124,032	1,314,667	2,286,254	2,697,286
Other interest earning assets	13,683	5,693	22,890	10,434
Total interest income	2,588,906	2,643,549	5,150,631	5,361,615

Interest expense:
NOW	41,348	35,990	80,600	62,773
Money market	63,018	62,944	125,504	123,455
Savings	12,129	13,219	23,589	26,321
Time	147,893	220,765	308,010	531,317
Total interest expense	264,388	332,918	537,703	743,866

Net interest income	2,324,518	2,310,631	4,612,928	4,617,749
Provision for loan loss	20,000	100,000	110,000	375,000
Net interest income after provision for loan loss	2,304,518	2,210,631	4,502,928	4,242,749

Non-interest income:
Loan fees	16,551	24,773	18,855	50,524
Service charges on deposits	551,019	538,187	1,091,720	1,084,049
Net rental income	14,266	12,567	26,249	24,084
Other income	39,675	39,556	86,361	69,595
Total non-interest income	621,511	615,083	1,223,185	1,228,252

Non-interest expenses:
Salaries and benefits	990,642	911,745	1,954,258	1,823,728
Occupancy expenses	361,606	373,242	725,396	752,323
Legal expense	87,260	59,847	176,781	134,496
Professional fees	60,650	75,500	126,850	152,500
Computer expense	65,597	70,896	132,552	137,696
Director fees	60,575	60,675	119,525	111,775
FDIC and NYSBD assessments	105,000	101,500	199,000	177,000
Other expenses	342,350	319,268	642,694	635,618
Total non-interest expenses	2,073,680	1,972,673	4,077,056	3,925,136

Income before income taxes	852,349	853,041	1,649,057	1,545,865

Provision (benefit) for income taxes:
Current	344,800	450,353	787,110	876,203
Deferred	45,173	(56,609)	(32,651)	(162,686)
Total provision for income taxes	389,973	393,744	754,459	713,517

Net income	$462,376	$459,297	$894,598	$832,348

Basic income per common share	$0.26	$0.26	$0.51	$0.46

Diluted net income per share	$0.26	$0.25	$0.51	$0.46

Book value per common share	$14.08	$13.20	$14.08	$13.20